EXHIBIT 10.65

April 12, 2016

Gerard D'Couto
Neah Power Systems, Inc.
22118-20th Ave SE  Suite 142
Bothell, WA 98021

Dear Gerard:

This “new” engagement letter is meant to replace and substitute for that certain engagement letter, dated September 25, 2014, signed by Jeffrey A. May P. C. and Neah Power Systems, Inc. (hereinafter “you” or “your” or the “Company”) for certain professional services. This new engagement letter shall set forth our understanding of the new terms and objectives of my engagement and the nature and limitations of the services I will provide. This new engagement between you and my firm will be governed by the terms of this letter, effective Apr 15, 2016.

Engagement Objective

To serve as the “Chief Financial Officer” of the Company, providing assistance to accounting/finance staff on a part-time basis. I will be a Consultant to the Company and not an Employee of the Company.

Scope of Engagement

The engagement will begin in April 2016 and continue through your fiscal year ending September 30, 2016.    Not all items will be completed in this time period as some items are continuous and multi-year in nature.  The work will be performed on-site at your Seattle area office and off-site when and if needed.

Engagement Approach

I will approach the engagement as summarized below. The engagement encompasses different work timelines, some work to be done monthly, quarterly, annually and some on an on-going multi-year basis.  This engagement letter is not meant to be all-inclusive, and is not limited to the below, listed items.  As other agreed-upon work items may be added as the needs come up and are agreed to. The key engagement components are:

•    Provide continued assistance on the running  and operation of the Sage 50 accounting and FAS software.

•    Provide assistance as needed/requested for month-end “closing” of the books.  To include, but not limited to; monthly bank reconcilations, accruals, examination of general ledger accounts, variance analysis on differences from actual to estimates/budgets/forcasts and needed month-end journal entries.

•     Provide assistance and work on required quarterly filing.  Prepare/provide assistance on reports and schedules needed for outside accounting firm and filing with SEC.

•     Provide assistance and work on required annual filing.  Prepare/provide assistance on reports and schedules needed for outside accounting firm and filing with SEC.

•     Provide assistance and work on reports, documents and schedules as requested and needed by the outside auditors.

•     Work on set-up of budget and forecasts as needed.  Assistance provided to set up of “Use of Proceeds Reports” (showing “burn rate”, cash expense reports).  Reports to be set and modified as needed and requested by users of the reports.

•     Will take on requested “controller work”.

•     Provide assistance and work on resolving “super old” accounts payable problems.

•     When needed, set up an inventory system in Sage 50.

•     When needed, set up a sales-order process.

•     When needed, set up job cost reports for new products.

•     Other work to be agreed to.

Client Responsibilities

Neah Power Systems, Inc. Support:

I will require the support of your personnel to achieve timely completion of the engagement objectives. Support includes, but is not limited to, the collection/access of all relevant data and documents needed to do the agreed-upon work. Failure to receive such support in a timely manner could negatively impact our ability to fulfill the scope requirements described above.

Project Management:

I will report to you, as the Chief Executive Officer and to the Board of Directors of the Company, and I will accept instructions from you and the Board, respectively.

Management Functions:

As a condition to my performing the services described above, you agree to:

•     Make all management decisions and perform all management functions, including determining account codings and approving all proposed journal entries;

•     Evaluate the adequacy and results of the services performed;

•     Accept responsibility for the results of the services, including decisions regarding the implementation of any recommendations provided by us; and

•     Establish and maintain internal controls as well as monitoring ongoing activities.

You agree that your management and employees are responsible for the accuracy and reliability of information provided to me, the proper recording of transactions in the records, the safekeeping of assets, and the accuracy of the financial statements. I have no responsibility to identify and communicate deficiencies or material weaknesses in your internal controls as part of this engagement, although should I become aware of any deficiencies or weaknesses, I will inform you.

CPA Firm Responsibilities

I will perform my services in accordance with the Statement on Standards for Consulting Services and the Code of Professional Conduct issued by the American Institute of Certified Public Accountants.  Such services are not intended to represent an audit, examination, attestation, special report or agreed-upon procedures engagement as those services are defined in AICPA literature applicable to such engagements. Accordingly, these services will not result in the issuance of a written communication to third parties by Jeffrey A. May P. C. regarding financial data or internal controls, or expressing a conclusion or any other form of assurance.

This engagement is limited to the professional services outlined above. Jeffrey A. May P. C., in its sole professional judgment, reserves the right to refuse to take any action that may be construed as making management decisions or performing management functions on your behalf. However, I may provide advice and recommendations to assist management in performing its functions and making decisions.

The above professional services will be performed based on information you provide to me. I will not verify or audit this information. You understand that I do not guarantee the results of any analysis that I may undertake, and agree that any report or analysis I provide represents my professional conclusion based on the data provided to me. I cannot guarantee its accuracy or completeness.

My engagement does not include any procedures designed to detect errors, fraud, or theft. Therefore, my engagement cannot be relied upon to disclose such matters. Although should I become aware of any deficiencies or weaknesses I will inform you.

Fees and Billings

Fees for the services outlined above will be billed monthly at the flat fee of $11,000 per month, plus out-of-pocket expenses.  Invoices will be billed monthly and will be due within ten days of invoice date.

The Company will issue 1,200,000 warrants, to vest quarterly over two years in eight equal installments, using a strike price of the average closing price from the five trading days before this agreement.

I will provide this service at your Bothell office one full business day per week on a day that is mutually agreeable to both parties.

If payment is not received by the due date, you will be assessed interest charges of  1.5% per month on the unpaid balance starting the month after invoice was originally due. I reserve the right to suspend or terminate my work for non-payment of fees. If my work is suspended or terminated, you agree that I will not be responsible for your failure to meet governmental and other deadlines, for any penalties or interest that may be assessed against you resulting from the failure to meet such deadlines, and for any other damages (including, but not limited to, consequential, indirect, lost profits, or punitive damages) incurred as a result of the suspension or termination of my services.

Additional Services

You may request that I perform additional services not contemplated by this engagement letter or the Proposal. If this occurs, I will communicate with you regarding the scope and estimated cost of these additional services. Engagements for additional services may necessitate that I amend this letter or issue a separate engagement letter or addendum to this engagement letter to reflect the obligations of both parties. In the absence of any other written communications from me documenting additional services, my services will be limited to and governed by the terms of this engagement letter.

Electronic Data Communication and Storage and Use of Third Party Service Provider

In the interest of facilitating my services to your company, I may send data over the Internet, store electronic data via computer software applications hosted remotely on the Internet, or allow access to data through third-party vendors secured portals or clouds. Electronic data that is confidential to your company may be transmitted or stored using these methods. I may use third-party service providers to store or transmit this data, such as providers of accounting software. In using these data communication and storage methods, my firm employs measures designed to maintain data security. I will use reasonable efforts to keep such communications and data access secure in accordance with my obligations under applicable laws and professional standards. I also require all of my third-party vendors to do the same.

You recognize and accept that I have no control over the unauthorized interception or breach of any communications or data once it has been sent or has been subject to unauthorized access, notwithstanding all reasonable security measures employed by me or my third-party vendors. You consent to my use of these electronic devices and applications and submission of confidential client information to third-party service providers during this engagement.

To enhance my services to you, I will use Dropbox, a collaborative, virtual workspace in a protected, online environment. Dropbox allows for real-time collaboration across geographic boundaries and time zones and allows Jeffrey A. May, P. C. and you to share data, engagement information, knowledge, and deliverables in a protected environment. You agree that Jeffrey A. May P. C. has no responsibility for the activities of Dropbox and agree to indemnify and hold Jeffrey A. May P. C. harmless with respect to any and all claims arising from or related to the operation of Dropbox.

Termination and Other Terms

This agreement can be terminated by either party with 30 days written notice.

You agree that any claim arising out of this engagement letter shall be commenced within one year of the delivery of the work product to you, regardless of any longer period of time for commencing such claim as may be set by law.

I reserve the right to withdraw from this engagement without completing my services for any reason, including, but not limited to, if you fail to comply with the terms of this engagement letter or as I determine professional standards require.

If any portion of this engagement letter is deemed invalid or unenforceable, said finding shall not invalidate the remainder of the terms set forth in this engagement letter.

At the completion of my engagement, the original source documents will be returned to you. Workpapers and other documents created by me are my property. Such original workpapers will remain in my control, and copies are not to be distributed without my prior written consent.

Timing of Engagement

I shall begin work under this new engagement letter as soon as practicable in April 2016, with the “effective date” being April 15, 2016, and request a signed copy of this engagement letter within 10 days of your receipt of this letter. My services will conclude upon the end of September 2016.

 Indemnification

Mandatory Indemnification. The Company shall indemnify Jeffrey A. May (the “Indemnitee”) from:

1. Third Party Actions. If the Indemnitee is a person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the Company) by reason of the fact that he or she is or was an agent of the Company, or by reason of anything done or not done by him or her in any such capacity, against any and all expenses and liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) actually and reasonably incurred by him or her in connection with the investigation, defense, settlement or appeal of such proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; and

2. Derivative Actions. If the Indemnitee is a person who was or is a party or is threatened to be made a party to any proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was an agent of the Company, or by reason of anything done or not done by him or her in any such capacity, against any amounts paid in settlement of any such proceeding and all expenses actually and reasonably incurred by him or her in connection with the investigation, defense, settlement, or appeal of such proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification under this subsection shall be made in respect of any claim, issue or matter as to which such person shall have been finally adjudged to be liable to the Company after the time for an appeal has expired by a court of competent jurisdiction due to willful misconduct of a culpable nature in the performance of his or her duty to the Company unless and only to the extent that the Court of Chancery or the court in which such proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such amounts which the Court of Chancery or such other court shall deem proper; and

3. Actions Where Indemnitee is Deceased. If the Indemnitee is a person who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that he or she is or was an agent of the Company, or by reason of anything done or not done by him or her in any such capacity, against any and all expenses and liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) actually and reasonably incurred by him or her in connection with the investigation, defense, settlement or appeal of such proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and prior to, during the pendency or after completion of such proceeding the Indemnitee is deceased, except that in a proceeding by or in the right of the Company no indemnification shall be due under the provisions of this subsection in respect of any claim, issue or matter as to which such person shall have been finally adjudged to be liable to the Company after the time for an appeal has expired, by a court of competent jurisdiction due to willful misconduct of a culpable nature in the performance of his or her duty to the Company, unless and only to the extent that the Court of Chancery or the court in which such proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such amounts which the Court of Chancery or such other court shall deem proper; and

4. Exception for Amounts Covered by Insurance. Notwithstanding the foregoing, the Company shall not be obligated to indemnify the Indemnitee for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fees, ERISA excise taxes or penalties, and amounts paid in settlement) which have been paid directly to Indemnitee under D&O Insurance.

5. Partial Indemnification. If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) incurred by him or her in the investigation, defense, settlement or appeal of a proceeding but not entitled, however, to indemnification for all of the total amount thereof, the Company shall nevertheless indemnify the Indemnitee for such total amount except as to the portion thereof to which the Indemnitee is not entitled.

6. Mandatory Advancement of Expenses. Subject to Section 10 below, the Company shall advance all expenses incurred by the Indemnitee in connection with the investigation, defense, settlement or appeal of any proceeding to which the Indemnitee is a party or is threatened to be made a party by reason of the fact that the Indemnitee is or was an agent of the Company or by reason of anything done or not done by him or her in any such capacity. Indemnitee hereby undertakes to repay such amounts advanced only if, and to the extent that, it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Company as authorized hereby. The advances to be made hereunder shall be paid by the Company to the Indemnitee within twenty (20) days following delivery of a written request therefor by the Indemnitee to the Company.

7. Notice and Other Indemnification Procedures.

(a) Promptly after receipt by the Indemnitee of notice of the commencement of or the threat of commencement of any proceeding, the Indemnitee shall, if the Indemnitee believes that indemnification with respect thereto may be sought from the Company under this Agreement, notify the Company of the commencement or threat of commencement thereof.

(b) If, at the time of the receipt of a notice of the commencement of a proceeding pursuant to Section 7(a) hereof, the Company has D&O Insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

(c) In the event the Company shall be obligated to advance the expenses for any proceeding against the Indemnitee, the Company, if appropriate, shall be entitled to assume the defense of such proceeding, with counsel approved by the Indemnitee, upon the delivery to the Indemnitee of written notice of its election so to do. After delivery of such notice, approval of such counsel by the Indemnitee and the retention of such counsel by the Company, the Company will not be liable to the Indemnitee under this Agreement for any fees of counsel subsequently incurred by the Indemnitee with respect to the same proceeding, provided that (i) the Indemnitee shall have the right to employ his or her counsel in any such proceeding at the Indemnitee’s expense; and (ii) if (A) the employment of counsel by the Indemnitee has been previously authorized by the Company, (B) the Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and the Indemnitee in the conduct of any such defense or (C) the Company shall not, in fact, have employed counsel to assume the defense of such proceeding, the fees and expenses of the Indemnitee’s counsel shall be at the expense of the Company.

8. Determination of Right to Indemnification.

(a) To the extent the Indemnitee has been successful on the merits or otherwise in defense of any proceeding referred to in Section 4(a), 4(b) or 4(c) of this Agreement or in the defense of any claim, issue or matter described therein, the Company shall indemnify the Indemnitee against expenses actually and reasonably incurred by him or her in connection therewith.

(b) In the event that Section 8(a) is inapplicable, the Company shall also indemnify the Indemnitee unless, and only to the extent that, the Company shall prove by clear and convincing evidence to a forum listed in Section 8(c) below that the Indemnitee has not met the applicable standard of conduct required to entitle the Indemnitee to such indemnification.

(c) The Indemnitee shall be entitled to select the forum in which the validity of the Company’s claim under Section 8(b) hereof that the Indemnitee is not entitled to indemnification will be heard from among the following:

(1) A quorum of the Board consisting of directors who are not parties to the proceeding for which indemnification is being sought;

(2) The stockholders of the Company;

(3) Legal counsel selected by the Indemnitee and reasonably approved by the Board, which counsel shall make such determination in a written opinion;

(4) A panel of three arbitrators, one of whom is selected by the Company, another of whom is selected by the Indemnitee and the last of whom is selected by the first two arbitrators so selected.

(d) As soon as practicable, and in no event later than 30 days after written notice of the Indemnitee’s choice of forum pursuant to Section 8(c) above, the Company shall, at its own expense, submit to the selected forum in such manner as the Indemnitee or the Indemnitee’s counsel may reasonably request, its claim that the Indemnitee is not entitled to indemnification; and the Company shall act in the utmost good faith to assure the Indemnitee a complete opportunity to defend against such claim.

(e) Notwithstanding a determination by any forum listed in Section 8(c) hereof that the Indemnitee is not entitled to indemnification with respect to a specific proceeding, the Indemnitee shall have the right to apply to the Court of Chancery of Delaware, the court in which that proceeding is or was pending or any other court of competent jurisdiction, for the purpose of enforcing the Indemnitee’s right to indemnification pursuant to the Agreement.

(f) The Company shall indemnify the Indemnitee against all expenses incurred by the Indemnitee in connection with any hearing or proceeding under this Section 8 involving the Indemnitee and against all expenses incurred by the Indemnitee in connection with any other proceeding between the Company and the Indemnitee involving the interpretation or enforcement of the rights of the Indemnitee under this Agreement unless a court of competent jurisdiction finds that each of the material claims and/or defenses of the Indemnitee in any such proceeding was frivolous or not made in good faith.

9. Limitation of Actions and Release of Claims. No proceeding shall be brought and no cause of action shall be asserted by or on behalf of the Company or any subsidiary against the Indemnitee, his or her spouse, heirs, estate, executors or administrators after the expiration of one year from the act or omission of the Indemnitee upon which such proceeding is based; however, in a case where the Indemnitee fraudulently conceals the facts underlying such cause of action, no proceeding shall be brought and no cause of action shall be asserted after the expiration of one year from the earlier of (i) the date the Company or any subsidiary of the Company discovers such facts, or (ii) the date the Company or any subsidiary of the Company could have discovered such facts by the exercise of reasonable diligence. Any claim or cause of action of the Company or any subsidiary of the Company, including claims predicated upon the negligent act or omission of the Indemnitee, shall be extinguished and deemed released unless asserted by filing of a legal action within such period. This Section 9 shall not apply to any cause of action which has accrued on the date hereof and of which the Indemnitee is aware on the date hereof, but as to which the Company has no actual knowledge apart from the Indemnitee’s knowledge.

10. Exceptions. Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement:

(a) Claims Initiated by Indemnitee. To indemnify or advance expenses to the Indemnitee with respect to proceedings or claims initiated or brought voluntarily by the Indemnitee and not by way of defense, except with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement or any other statute or law or otherwise as required under Section 145, but such indemnification or advancement of expenses may be provided by the Company in specific cases if the Board of Directors finds it to be appropriate; or

(b) Lack of Good Faith. To indemnify the Indemnitee for any expenses incurred by the Indemnitee with respect to any proceeding instituted by the Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by the Indemnitee in such proceeding was not made in good faith or was frivolous; or

(c) Unauthorized Settlements. To indemnify the Indemnitee under this Agreement for any amounts paid in settlement of a proceeding unless the Company consents to such settlement; or

(d) Claims by the Company for Willful Misconduct. To indemnify or advance expenses to the Indemnitee under this Agreement for any expenses incurred by the Indemnitee with respect to any proceeding or claim brought by the Company against the Indemnitee for willful misconduct, unless a court of competent jurisdiction determines that each of such claims was not made in good faith or was frivolous; or

(e) Section 16(b). To indemnify Indemnitee for expenses and the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute; or

(f) Willful Misconduct. To indemnify the Indemnitee on account of the Indemnitee’s conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct; or

(g) Unlawful Indemnification. To indemnify the Indemnitee if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful; or

(h) Forfeiture of Certain Bonuses and Profits. To indemnify Indemnitee for the payment of amounts required to be reimbursed to the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, as amended, or any similar successor statute.

Entire Agreement

This engagement letter, and the Proposal, encompasses the entire agreement of the parties and supersedes all previous understandings and agreements between the parties, whether oral or written. Any modification to the terms of this engagement letter must be made in writing and signed by both parties.

I appreciate the opportunity to be of service to you. Please sign and date the enclosed copy of this engagement letter and return it, within 10 days of your receipt of it, to acknowledge your agreement with the terms of this engagement.

Very truly yours,

/s/ Jeffrey May
Jeffrey May
President
Jeffrey A. May, P. C.

ACCEPTED:

/s/ Gerard D’Couto
Gerard D'Couto
Chief Executive Officer
Neah Power Systems, Inc
Date: April 15, 2016